Exhibit 23.2





We consent to the inclusion of our report dated March 5, 1999, with respect to the combined balance sheets of Nationwide Auction Systems as of December 31, 1998 and 1997, and the related combined statements of earnings and retained earnings, and cash flows for each of the years in the three year period ended December 31, 1998, which the report appears on the Registration Statement on Form S-1 of Entrade Inc. dated February 9, 2000 and to the reference to our firm under the headings "Experts" in the prospectus.



/s/ KPMG LLP




Los Angeles, California
February 9, 2000